Exhibit 10.1

Date: ____________.

Attn.

_________

Dear Sir or Madam,

Re: Letter of Indemnification

Whereas:    The Articles of Association of ______________ (“the Company”) allow the Company to indemnify office holders (nosei misra) of the Company;

And

Whereas    On _______ the Company's Board of Directors resolved, after having received approval of the Company’s Audit Committee,  to approve the provision in advance of indemnification for the office holders of the Company and/or of the Other Company (as such term is defined below) in accordance with the terms of indemnification stipulated in this letter, and insofar as  the Company granted you a letter of indemnification prior to the date of grant of this letter of indemnification, then your signature on this letter of indemnification will cancel the previous letter of indemnification, and the provisions of this letter of indemnification will enter into force;

And

Whereas:    On _______ the Company’s General Meeting also approved such resolution;

And

Whereas:    You serve and/or are employed as an office holder of the Company and/or of the Other Company;

We hereby inform you as follows:

1.	The Company hereby undertakes, subject to the provisions of the law and of the Company’s Articles of Association, as follows:

1.1.
In your capacity as an office holder of the Company, the Company hereby undertakes to indemnify you in advance for any liability and/or expense, as detailed below, that will be imposed on you or that you expend due to actions you took (including prior to the date of this letter of indemnification), or that you will take, in your capacity as an employee or office holder of the Company or in your capacity as an employee or office holder, at the Company's request, of another corporation in which the Company holds shares or other rights, directly or indirectly, or in which the Company has an interest (the “Other Company”), as follows:

1.1.1
A financial liability imposed on you in favor of another person by court ruling, including a ruling issued as a compromise or arbitration ruling certified by the court, subject to the said financial liability being connected, directly or indirectly, to one or more of the categories of events, or any of them or anything related to them, that are stipulated in the addendum to this letter of indemnification, which is an integral part thereof, (the “Addendum”), provided that the maximum amount of indemnification does not exceed the amount stated in Section 1.2 below, which was set by the Company's Board of Directors, since it is reasonable under the circumstances;

1.1.2
Reasonable legal expenses, including attorneys’ fees, incurred in respect of an investigation or proceedings conducted against you by an authority duly authorized to conduct an investigation or proceeding, and which terminated without an indictment being served against you and without a financial sanction having been imposed upon you in place of criminal proceeding, or that terminated without an indictment being served against you but with a financial sanction in place of criminal proceedings for an offense that does not require proof of criminal intent, or in connection with a financial sanction.

In this paragraph - “Termination of proceedings without an indictment in the case for which a criminal investigation had been opened” and “a financial sanction in place of criminal proceedings” are used in accordance with their respective meanings in Section 260(A)(1a) of the Companies Law as amended from time to time.

1.1.3
Reasonable legal expenses, including attorneys’ fees, incurred or charged by a court, in proceedings filed against you by the Company or by the Other Company, or in its name or by another person, or in a criminal indictment of which you are acquitted, or in a criminal indictment in which you are convicted of an offense that does not require proof of criminal intent.

1.1.4
Expenses, including reasonable legal expenses, including attorneys’ fees, expended in respect of proceedings in your case in accordance with Chapter H3, H4, I1 of the Securities Law, 1968 (the “Securities Law”) and proceedings under Section 4 of Chapter Four of the Ninth Part of the Company’s Law, 1999 (the “Companies Law”) and any similar administrative proceeding that can be indemnified according to law (“Administrative Proceeding”).

1.1.5	Payment to a victim of breach as stated in Section 52(54)(A)(1)(A) of the Securities Law.

1.1.6
Liability or other expense permitted in law, including on account of an amendment and/or extension and/or modification of any of the sections detailed above in accordance with the provisions of the law.

In this section, “another person” - includes the case of a claim filed against an office holder by way of a derivative claim.

1.2
The amount of indemnification in respect of Section 1.1.1 above, together with the amounts of indemnification for the cause of action that is the subject of Section 1.1.1 above according to the other letters of indemnification granted or that will be granted in this matter to office holders of the Company and employees of the Company serving, or who will serve, at the Company’s request as office holders in Other Companies (“Letter of Indemnification Holders”) (in addition to amounts received from the insurance company, if they are received, in the framework of insurance purchased by the Company) for each office holder of the Company, cumulatively, for one or more of the types of events detailed in the Addendum, will not exceed the cumulative amount  equal to 25% of the Company’s  shareholders’ equity according to the financial statements known before the actual payment of indemnification (the “Maximum Indemnification Amount”).

It is hereby stipulated that payment of the said indemnification amount will not derogate from any right to receipt of insurance proceeds for the types of events detailed in the Addendum, insured by an insurance company, that the Company will receive on your behalf from time to time, if received, in the framework of any directors’ and officers’ liability insurance policy of the Company.

For the avoidance of doubt it is stipulated that the Maximum Indemnification Amount under this letter will apply beyond the amount paid (if and to the extent paid) as part of the insurance and/or indemnification of each individual and other body that are not the Company. However, the Company’s undertaking to indemnify will not apply to an event for which the insurer acknowledges responsibility under the insurance policy and pays the office holder the required amount, such that you would be paid double compensation for the liability or expense that is indemnifiable as stated above and in the event that you receive indemnification from the Company's insurer under the directors’ and officers’ liability policy, or under any other indemnification agreement, for the matter that is the subject of indemnification, indemnification will be provided at the level of the difference between the amount of the financial liability imposed on you and expenses, and the amount received under the insurance policy or other indemnification agreement for the same case, on condition that the amount of indemnity that the Company committed to does not exceed the Maximum Indemnification Amount.

1.3
If and to the extent the total amount of the indemnity that at any time the Company is required to pay for a cause that is the subject of Section 1.1.1, in addition to the total amount of all the indemnity amounts the Company has paid up to that date under letters of indemnification for the cause that is the subject of Section 1.1.1 above, will exceed the Maximum Indemnification Amount or the balance of the Maximum Indemnification Amount, as applicable, such amount will be divided between the office holders who were entitled to indemnification, such that the indemnification amount that each said office holder will receive will be calculated based on the pro-rata ratio between the indemnification amount to which an office holder is entitled and the indemnification amount that each said office holder will be entitled to cumulatively at that date, for these demands. For clarification, to the extent there is a difference between the Maximum Indemnification Amount set for each holder of a letter of undertaking for indemnification by the Company, on account of their holding letters of undertaking for indemnification having different wording, each of the office holders entitled to indemnification will be entitled to indemnification in accordance and subject to the Maximum Indemnification Amount stipulated in the letter of indemnification granted him, and it will not be deemed as is stated in Section 1.2 above, and in this Section 1.3, to be adding to the terms of the other letters of indemnification that the Company granted directors and officers in the past.

If the Company has paid indemnity amounts to an office holder of the Company at the level of the Maximum Indemnification Amount, the Company will not bear additional indemnity amounts unless payment of additional indemnity amounts will be approved by the Company’s organs that are authorized to approve this increase according to law, at the date of payment of the additional indemnity amounts and subject to changing the Company’s Articles of Association, if so required, according to law.

1.4	Interim payments

If an event occurs for which you are likely to be entitled to indemnification in accordance with the above, the Company will make available to you, from time to time, the required monies to cover the expenses and other various payments involved in these legal proceedings and/or Administrative Proceedings, including investigations, mediation and arbitration , such that you will not be required to pay or finance them yourself, all subject to the terms and provisions of this letter of indemnification.

In the event that the Company pays you, or in place of you, any amounts in the framework of this letter of indemnification in respect of the legal proceedings and/or Administrative Proceedings against you as aforesaid, and thereafter it becomes evident that you are not entitled to indemnification from the Company for those amounts, or if amounts for these expenses are received from the insurance company, then the provisions of Section 1.8 below will apply.

1.5.	Terms of Indemnification

Without derogating from the aforesaid, the undertaking to indemnify under this letter is subject to the provisions of this section:

1.5.1
Notice of Indemnification: You will inform the Company of any legal proceedings, including mediation or an investigation by an authority authorized to  conduct an investigation or proceeding that is opened against you, in connection with any event for which indemnification is likely to apply (the “Proceeding”), and of any threat or warning of which you will be informed in writing that a proceeding will be opened against you, promptly after having been first made aware of the matter, and you will transfer to the Company, or to whom it will inform you, any document that will be sent to you in connection with this proceeding.

1.5.2	Handling the defense:

a.
The Company will be entitled to take upon itself, by notice that will be sent to you,  the handling of your defense against these Proceedings or to give over the said handling to any attorney that the Company will appoint for this purpose (except for an attorney who will be unacceptable to you for reasonable reasons including conflict of interests, and in such a case the attorney for the case will be determined by the office holder subject to the Company's agreement, which is obliged to be provided in writing in advance to identify the attorney and the terms of his fees). The Company and/or the attorney will be entitled to act exclusively as part of the aforementioned handling, and will be entitled to bring the Proceedings to a close, as they shall deem correct, and will send you ongoing reports on progress of the Proceedings and will be in contact with you concerning its handling; the attorney appointed will act and will have a duty of trust to the Company and to you. Where a conflict of interests will be created between you and the Company in your defense in those Proceedings, the attorney will inform you of such and you will be entitled to take your own attorney within the constraints enumerated in sub-section 1.5.2 below, and the provisions of this letter of indemnification will apply to the expenses you will incur for the said appointment.

b.
The Company will not be entitled to terminate the said Proceedings by way of a compromise and/or settlement (within the meaning of the term in Section 54A of the Securities Law, as amended from time to time) (the “Settlement”), in  a manner in   which, as a result, you will be required to pay amounts that will not be indemnified under this letter of indemnification and that will also not be paid as part of the directors’ and officers’ liability insurance policy purchased and/or that will be purchased by the Company, except with your prior, written agreement to the compromise and/or Settlement that will be reached. Similarly, the Company will not be entitled to bring the dispute that is the subject of the above Proceedings to a decision by way of mediation or arbitration except with your prior, written agreement, on condition that you do not refuse to grant your agreement except on reasonable grounds that will be informed to the Company in writing. For the avoidance of doubt it is hereby stipulated that even if the dispute in the Proceedings will be transferred to mediation or arbitration or a Settlement or in any other way, the Company will be responsible for the related expenses as part of the expenses of this letter of indemnification and subject to the provisions of the law.

c.
Notwithstanding the foregoing, the Company will not be entitled to terminate the above Proceedings by way of a compromise and/or Settlement and/or to bring the dispute that is the subject of the above Proceedings to a decision through mediation or conciliation or arbitration in the event of criminal indictments against you, unless you provide your prior, written agreement. You can refuse to give your agreement stated in this sub-section at your sole discretion without being required to provide reasons for your non-agreement.

d.
At the Company's request you will sign any document that will authorize any said attorney to handle your defense in your name in those Proceedings and to represent you in all related matters, in accordance with the foregoing. After the Company will have informed you that it intends to manage the defense on its own, as stated, the Company will not be liable to you under this letter of indemnification for any legal expenses, including attorneys’ fees expended by you for the defense thereafter.

e.
If the Company will not inform you within 14 days from the date of receipt of the indemnification notice as stated above that it will assume responsibility for your defense in the said Proceedings, or if you object to being represented by the Company’s attorneys on reasonable grounds or out of concern for a conflict of interests, you will be entitled to appoint your own attorney (the “Other Attorney”), subject to the fees to be paid to the Other Attorney requiring prior authorization by the Company. If the Company does not approve the entire amount of fees requested, and the office holder decides not to dispense with the services of the Other Attorney, the office holder will be entitled, if he so wishes, to receive from the Company the amount of fees approved, and the balance can be paid by the office holder on his own..

f.
It should be noted that if the Company and/or the office holder will likely be entitled to indemnification as part of the officers’ insurance, in respect of the Proceedings, and an attorney will be appointed as stated above, taking into account the insurer’s right to determine the identity of the attorney who will represent the office holder in the Proceedings, and the obligations of the Company in this matter under the above insurance, especially if according to the terms of the insurance the insurer is entitled to determine the identity of the attorney who will represent the lawyer in the Proceedings, such that otherwise the insurer will have to be released from its obligation to indemnification or to reduce it. In any event, the Company will make its best efforts, as part of the terms of the insurance and subject to them, to influence the choice of attorney in accordance with the office holder’s wishes.

1.5.3	Cooperation with the Company:

You will cooperate with the Company and/or with the attorney stated above and will fulfill all the instructions of the insurers under the directors’ and officers’ liability insurance that the Company contracted for in connection with defense in the Proceedings; in any reasonable manner that will be required of you by one of them as part of their handling of the Proceedings, on condition that the Company will ensure cover for all your expenses involved in this such that you will not be required to pay them or finance them yourself, subject to what is stated in this letter of indemnification.

1.5.4	Coverage of Liabilities:

Whether the Company acts according to what is stated in Section 1.5.2 above or not, it will ensure cover for all the said expenses and liabilities, insofar as it is obliged to indemnify you in respect of them, such that you will not be required to pay for or finance them yourself, in accordance with the terms of this letter of indemnification. It is hereby stipulated that nothing in the foregoing will derogate from the Company’s right in the first instance to direct the case to the insurance company for coverage.

1.5.5	Non-application of indemnification in cases of compromise, arbitration, admission and Settlement:

Your indemnification in respect of any Proceedings against you, as stated in this letter, will not apply to any amount that comes from you following compromise or arbitration or a Settlement, unless the Company agrees in writing to that compromise or to fulfill this arbitration or to enter into this Settlement, as applicable. The Company will not refuse this compromise or arbitration or to enter into this Settlement, as applicable, on grounds that are unreasonable.

Similarly, the indemnification will not apply in the event of your admission to a criminal indictment for an offense that does not require proof of criminal intent unless your admission received the prior, written agreement of the Company.

Without derogating from the provisions of Section 1.5.3 above, the Company will be entitled, in its discretion, but not obliged, to indemnify the office holder under this letter of indemnification for amounts paid in settling any other demand, claim or proceedings that was arrived at without the Company’s written agreement.

1.5.6	Non-applicability of indemnification in cases of indemnification or insurance from a third party:

The Company will not be required to pay under this letter of indemnification monies actually paid to you, or on your behalf or instead of you, in any manner as part of insurance (that the Company purchased) or any undertaking of indemnification of anyone else apart from the Company. The provisions of this section will not apply to the deductible that applies under the terms of the Company’s directors’ and officers’ liability insurance policy. In respect of the Company’s obligation for indemnification for an action you took or will take in your capacity as an office holder and/or employee of an Other Company, the following provisions shall apply:

If your demand to receive indemnification and/or insurance cover for an action you took in the capacity of your position in the Other Company and it is likely to be indemnifiable under this letter of indemnification, will be rejected by the Other Company or the insurance company of the Other Company, as applicable, the Company will pay you under this letter of indemnification the amounts to which you will be entitled under this letter of indemnification, if you are entitled to these amounts and you assign to the Company your rights to receive amounts from the Other Company and/or under the insurance policy of the Other Company and you will authorize the Company to collect these amounts in your name if such authorization will be required to fulfill the provisions of this section. In this regard you undertake to sign any document that will be required by the Company to assign your said rights and the Company’s agreement to collect the said amounts in your name.

For the avoidance of doubt it is stipulated that nothing in this letter of indemnification will grant another company and/or any other third party any rights against the Company, including, without derogating from the generality of the foregoing, the right to claim and/or demand any payment from the Company as participation in the indemnification and/or insurance coverage given to you by the Other Company for an action you carried out by virtue of your position in the Other Company.

1.5.7
If you request to make any payment in respect of any event under this letter, the Company will take all the actions required by law to pay it, and will act to arrange every approval required in this regard, if required, including authorization of the court, if required.

1.6.	Period of indemnification:

The Company's undertakings under this letter will be available to you and/or your estate without any time limit including after the termination of your employment and/or tenure as an office holder in the Company and/or in the Other Company, as applicable, on condition that the actions for which the undertaking for indemnification was given were or will be done in the period of your employment and/or tenure as an office holder in the Company and/or in the Other Company.

1.7	Exceptions

The undertaking of indemnification as stated in this letter of indemnification will not apply in any of the following cases:

a.
Breach of the duty of trust towards the Company or to the Other Company, unless the office holder acted in good faith and had had a reasonable basis to assume that the action would not harm the interests of the Company or the Other Company.

b.	Breach of the duty of care carried out deliberately or in undue haste, except if carried out solely in negligence.

c.	Action with the intention to obtain personal, unlawful profit.

d.	A penalty, civil fine, financial sanction or indemnity, if imposed on the office holder, except expenses for the said sanction, as detailed in Section 1.1 above.

e.
Proceedings undertaken in the case of the office holder. “Proceedings” for the purposes of this section in accordance with Chapter H3, H4, I1 of the Securities Law and proceedings under Section 4 of Chapter Four of the Ninth Part of the Company’s Law, except expenses for these Proceedings, as detailed in Section 1.1 above.

1.8	Refund of amounts:

In the event that the Company will pay you, or a party in your stead, any amounts under this letter in connection with the said Proceeding, and afterwards it transpires that you are not entitled to indemnification from the Company for these amounts, these amounts will be deemed a loan granted you by the Company, which will bear a minimal rate of interest as shall be determined from time to time according to the law in order that the recipient of the loan will not have a taxable benefit with the addition if indexing differences, and you will have to return these amounts to the Company when it will so require you to do so, in the order of payments that the Company will determine. in writing, in the order of payments that the Company will require.

1.8	In this letter of indemnification-

“office holder” -
Aaccording to its meaning in the Companies Law, 1999 (the “Companies Law”), including an office holder who serves or is employed on behalf of the Company in another company, including the controller, legal counsel and corporate secretary.

“Action” or any other derivative of it -
Including the decision and/or omission (or any derivative thereof) in respect of and including your actions prior to the date of the letter of indemnification in the period of your tenure as an office holder of the Company.

Everything stated in the masculine gender is also intended to include the feminine.

1.9
The Company’s undertakings under this letter of indemnification will be broadly interpreted in order to fulfill them, as is permitted by law, for the purposes for which it was intended. In the event of a contradiction between any provision of this letter of indemnification and a provision of the law that is not conditional, cannot be changed or added to, the said provision of the law will take precedence, but this will not impair or derogate from the validity of the rest of the provisions of this letter of indemnification.

1.10
It is emphasized that this undertaking to indemnify is not a contract in favor of any third party including any insurer and is not subject to assignment, and no insurer will be entitled to demand the participation of the Company in a payment for which the insurer is liable under the insurance agreement drawn up with it, excepting the deductible specified in the aforesaid agreement.

1.11
Nothing in this letter of indemnification will limit the Company or prevent it from increasing the Maximum Indemnification Amount for indemnifiable events, whether because the insurance amounts under the directors’ and officers’ liability insurance policy will be reduced, whether because the Company cannot obtain directors’ and officers’ insurance that will cover the indemnifiable events on reasonable terms, or whether for any other reason, on condition that the said decision will be taken in the manner stipulated in the Companies Law. Similarly, nothing herein will limit the Company from granting indemnification or an undertaking to indemnify its employees who do not serve as office holders (as defined above) in the Company or in the Other Company.

1.12
The Company will be entitled in its sole discretion and at any time to cancel its undertakings of indemnification under this letter of indemnification, or to reduce the Maximum Indemnification Amount in it, or to reduce the types of events to which it applies, whether in respect of every office holder or some of them, if it refers to events that occur after the date of the change, subject to the office holder having being given prior, written notice of its intention, at least 30 days prior to the date its decision will become effective. For the avoidance of doubt it is hereby stipulated that every such decision that will worsen the terms of this letter of indemnification or cancel it, will not apply retroactively  in any way and the letter of indemnification and Exemption prior to the change or its cancellation, as applicable, will continue to apply and to be valid in all matters related to any event that occurred prior to the change or cancellation, even if the proceedings in question were filed against the office holder after the change or cancellation of the letter of indemnification and Exemption, subject to the law. For the sake of clarification,  an amendment or change to the letter of indemnification, as stated, will not be considered worsening of terms of employment where there exists employee - employer relationship between the office holder and the Company, without this determination constituting a statement or interpretation in respect of the existence of the said employee - employer relations.

1.13
No waiver, delay, refraining from action or providing an extension by the Company or by you will under any circumstances be interpreted as a waiver of its rights under this letter of indemnification and in law, and will not prevent the Company or you from taking any legal or other steps required to exercise its said rights.

1.14	This letter of indemnification is subject to the provisions of the Companies Law.

1.15	This letter of indemnification does not derogate from the Company’s right to decide upon indemnification retroactively, in accordance with the provisions of the law.

1.16	The Addendum to this letter of indemnification is an integral part thereof.

1.17
This letter of indemnification will become effective with your signature on the copy hereof in the place indicated, and with provision of the signed copy to the Company. It is hereby agreed that if you received a previous undertaking from the Company for indemnification, your agreement to receive this letter of indemnification represents your irrevocable agreement to cancel the previous undertaking. With respect to this matter it is clarified that with your signature on this letter of indemnification, any statement/s of undertaking of indemnification provided to you prior to provision of this letter of indemnification will be cancelled and in its/their place this letter of indemnification will come into effect. It is emphasized that this letter of indemnification is the full letter of indemnification between the Company and you with respect to the matters and issues discussed herein, and it replaces and cancels any representation, memorandum, proposals, meeting summaries, letters of intent and/or of undertaking and/or any other document that existed or were exchanged between the parties, whether in writing or orally, on the matters and issues stated between the Company and you, prior to your signature of this letter of indemnification.

1.18
The law that applies to this letter of indemnification is Israeli law and the competent court in Tel-Aviv has exclusive jurisdiction to rule on disputes that arise from implementation of this letter of indemnification.

1.19
The terms in this letter of indemnification will be interpreted in accordance with the Company’s Articles of Association, the Companies Law and the Securities Law, as applicable. The Addendum to this letter of indemnification is an integral part thereof.

And in witness thereof the Company has signed, through its authorized signatories, who have been lawfully authorized.

_________________________________ _________________ Ltd.

I acknowledge receipt of this letter and confirm my agreement to its terms.

____________________ Date: _____________

The Addendum

Subject to the provisions of the law, these are the events:

1.
Transaction or action according to their meaning in Section 1 of the Companies Law whether as part of the Company’s normal course of business or not as part of the Company’s normal course of business and/or of the Company’s subsidiaries and/or associated companies, including a transaction with an interested party, negotiations to enter into a transaction, due diligence (including non-occurrence), a transfer, sale, lease, rental, purchase or pledging of assets or undertakings (including securities), receipt and grant of credit and provision or receipt of collateral including entering into financing agreements with banks and any action or act of discretion involved directly or indirectly to the said transaction or action, whether if the said transactions and/or actions will be completed or not completed for whatsoever reason.

2.
Proposal, offering and buy-back of securities by the Company (including the offering of securities that did not come about) or by a subsidiary or associated company (the “Company”) or by the Company's shareholders, in Israel and abroad, including, but without derogating from the generality of the foregoing, a public offering of securities under a prospectus or by another way, a private offering, offering of bonus shares or offering of securities by any other way.

3.	Event arising from the Company being a public company or arising from its shares having been offered to the public or arising from its shares being traded on a stock exchange in Israel or abroad.

4.	Claim or demand in connection with matters requiring disclosure in a prospectus, including any draft in which disclosure was not made as required by law.

5.
Events related to the Company making investments in projects in Israel and abroad including through any companies, before, during and after making the investment, during the contractual relationship, signing, development and monitoring, including actions carried out in the Company’s name as a director, officer, employee or an observer of the Board of Directors of the company in which it is carried out.

6.
Actions related to the issuance of licenses and permits, including but without derogating from the generality of the foregoing, approvals and/or exemptions related to planning and construction, environmental quality, business licensing, consumer protection, protection of privacy and other actions related to the Company's projects in the area of real estate.

7.
Transfer, sale or participation in tenders for various projects or the purchase of assets or liabilities, including securities or rights or receipt of a right in each of these, including a purchase offer of any sort or merger of the Company with another entity, and another transaction in securities the Company has issued, in all cases, whether or not the Company is a party to the transaction.

8.
Action related directly or indirectly to employee - employer relations in the Company and with the Company's trade relations, including with employees, outside contractors, customers, suppliers and service providers, negotiations, contracting and carrying out personal and collective labor agreements, benefits for employees, including the allotment of securities to employees and processes related to action or decision in the area of safety at work and/or work conditions.

9.
Action related to reports or notices submitted by the Company and/or by companies controlled by the Company, according to law, including and without derogating from the generality of the foregoing, the Companies Law, the Securities Law, including regulations promulgated from them, or according to rules or guidelines usual on a stock exchange in Israel or abroad or according to the taxation laws and laws governing labor relations that apply to the Company.

10.	Transfer of knowledge required or permitted to be transferred under law or to companies that have a interest in the Company.

11.
Any action related to the financial statements including adoption of financial statements standards, preparation and signing of the Company’s and its subsidiaries’ financial statements, consolidated and separate, as applicable, and approvals and in relation to programs and treatment of the financial statements.

12.
Any action and/or decision concerning a distribution, within the  meaning of the Companies Law, including a distribution by court approval, including purchase of the Company’s shares on condition that indemnification for the said action is permitted by law as well as any claim or demand related with the distribution of dividends to the Company's shareholders.

13.
Change of the Company’s structure or its reorganization or any decision related to these, including but without derogating from the generality of the foregoing, a merger, split, change in the Company’s equity, setting up subsidiaries, their liquidation or sale, allocation or distribution.

14.
Amendments, changes and formulation of settlements between the Company and shareholders, debenture holders, banks and/or the Company’s creditors or of companies held by it, including amendments to deeds of trust and debentures and settlement documents in general.

15.	Any event and/or any action for which it is possible to indemnify under the Securities Law.

16.	Any transaction or action related directly or indirectly to matters concerning anti-trust including cartels, mergers and monopolies.

17.
Remarks, utterances including the expression of position or an opinion made in good faith by the office holder during and in the capacity of his position, including in negotiations and contracting with suppliers or customers, including in management, Board or Board committee meetings, including by means of communication.

18.	Action in contradiction to the Company’s documents of incorporation.

19.
Any claim or demand filed by a third party who suffers from a physical malady, personal harm or damage to property, including damage arising from storage including a commercial breach during any action or omission attributed to the Company, or in conjunction with its employees, agents or other persons acting or claiming to act on behalf of the Company, whether the harm arises from an event arising from an accident or damage arising from a gradual, cumulative process.

20.
Any action or mistake in drawing up insurance arrangements and/or risk management, including any claim or demand related to an alleged act or omission that is claimed to have resulted in not drawing up proper insurance arrangements and any matter related to negotiations concerning insurance documents, contracting in insurance documents, terms of insurance policies and activating them.

21.	Any event related to environmental quality and/or handling of hazardous materials.

22.
Formulation of work programs, including costing, marketing, distribution, instructions or absence of guidelines for employees, customers, suppliers and joint ventures with competitors or with any third parties.

23.
Actions related to the Consumer Protection Law, 1981, and/or orders and/or regulations derived from it, and any other law of a consumer nature and secondary legislation that will apply as a result and/or and any foreign law in this field.

24.
Any administrative, public or judicial action, orders, court ruling, claims, demands, letters of demand, guidelines, claims, investigations, proceedings (including administrative enforcement proceedings) or notices of non-compliance or violation of an action of a governmental authority or other body, in Israel or abroad, that claim non-fulfillment of a provision of a law, regulation, order, ordinance, rule, custom, instruction, licensing, guideline, policy and/or ruling by the Company and/or its office holders.

25.
Provision of information, representations, expert opinions, reports, notice and filing of an application to the state authorities and other authorities, including to any competent authority under law in Israel or abroad, including but without derogating from the generality of the foregoing, the Companies Law, 1999,  including its regulations and/or that will be promulgated under its authority, as part of tenders or in accordance with the provisions of the taxation laws that apply and/or will apply to the Company and the documentation required by law.

26.
Any claim and/or demand with respect to non-disclosure or a failure of disclosure to provide any type of information at the time required in accordance with the law, or a contract, and/or in connection with an incomplete, misleading or incorrect disclosure of information, to third parties including to the Company’s securities holders and/or forced holders of securities, including in connection with an offering, allocation, distribution, purchase, possession and/or a right to the Company’s securities and/or any other investment actions involved and/or impacted by the Company’s securities and including the case of merging the Company with another company, and to the tax authorities, national insurance, the Investment Center, the Ministry for Environmental Protection, local authorities and any governmental, institutional and/or trade union party or other.

27.
Actions related to the Company’s intellectual property and its protection, including registration and/or enforcement of intellectual property rights and protection in related claims, a breach carried out or alleged to have been carried out, or misuse of intellectual property rights of a third party, including but not limited to patents, replicas, trademarks, copyrights and those of a similar nature.

28.
Management of the Company’s investments portfolio and management of bank accounts where the Company operates and takes actions, or their derivatives, including in everything related to foreign currency (including foreign currency deposits), securities (including reverse sales transaction in securities and borrowing and lending securities), loans and credit facilities, charge cards, bank guarantees, letters of credit, consulting agreements in investments, including with portfolio managers, hedging transactions, options, futures contracts, derivatives swap transactions etc.

29.
Events and actions related to investments the Company makes in various companies, before or after making an investment, including the need to contract in a transaction, its implementation, development, monitoring and supervision.

30.	Proceedings connected to decisions and/or actions related to the Privacy Protection Law, 1981 and/or orders and/or regulations arising therefrom.

31.	Violation of the provisions of any agreement to which the Company is a party, whether if actually carried out or if alleged to have been carried out.

32.	Action related to the Company’s tax liability and/or of a subsidiary and/or of one of their shareholders.

33.
Any claim and/or demand filed directly or indirectly in connection with a failure, in whole or in part, by the Company and/or by office holders, managers and/or employees of the Company, in everything related to payment, reporting and/or documentation, to of one of the state’s authorities, a foreign authority, a municipal authority and/or any other payment required under a law of the State of Israel, including payments of income tax, sales tax, betterment tax, transfer taxes, excise, added value tax, stamp tax, customs duty, national insurance, salaries and/or delaying salary to employees and/or other delays, including any sort of interest and increment for linkage.

34.	Any action related to a vote in a subsidiary, and in a held companies and in companies in which the Company has any holdings whatsoever.

35.	Any claim or demand filed by a lender, creditor or someone who claims to be a lender or creditor, in respect of monies loaned by them and/or debts of the Company to them.

36.
Any action related directly or indirectly to legal, accounting or economic matters, including providing advice, expert opinions, checks, due diligence, audits, internal reports and audits, in respect of the Company and any companies, whether in writing or verbally, including the preparation of expert opinions, reports or documents submitted to any competent bodies of the Company including the company’s Board of Directors and its committees or to the Company’s Management.

37.
Actions related to the Company making investments in any companies, in Israel and abroad, including through any companies, before, during and after making the investment, including during the contractual relationship, signing, management and monitoring, including actions carried out in the Company’s name as a director, officer, employee or an observer of the Board of Directors of the company in which it is carried out.

38.	Any event or action that is indemnifiable, directly or indirectly, in accordance with the Streamlining of Enforcement at the Securities Authority (Legislative Amendments) Law, 2011.

Each of the events detailed above will apply with respect to the tenure of the office holder on behalf of the Company as an office holder in subsidiary and/or associated companies, and with respect to every country in the world.

Every provision in above Addendum concerned with the performance of a given action, will be interpreted as also referring to non-performance or refraining from performance of that action, unless the context of a given provision necessitates otherwise.